PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated June 19, 2008, by and between ROBOCO ENERGY, INC., a Texas corporation (“Seller”), and GULF ONSHORE, INC., a Nevada corporation (“Buyer”).  This Agreement shall be effective as of September 1, 2008, so that any gross revenues from production of oil, gas or other hydrocarbons from the Properties, as described herein, and any expenses due from the operation of any Wells, as described herein, including disposal fees or expenses, shall be the property or obligation of Buyer.

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and convey, and Buyer agrees to purchase, the Properties (as defined in Paragraph 1 below), subject to the following terms and conditions:

1. Properties.  The term “Properties” means:

(a) All of Seller’s rights, titles and interests, and any right, titles and interests owned or held by any of Seller’s officers or directors, in and to those oil, gas and mineral leases (the “Leases”), those wells (the “Wells”) and other rights described or depicted in Exhibit A attached hereto and incorporated herein by reference for all purposes or incorporated into Exhibit A by reference to another instrument or document (including maps) described in Exhibit A, including without limitation assignments of operating rights and contractual rights to acquire or earn any such interests and all contingent, reversionary and carried interests relating to any of the foregoing, and all other rights therein (such properties, rights and interests of Seller are hereinafter collectively called the “Oil and Gas Interests”);

(b) All of the rights, titles, interests and benefits incident to the use, ownership, operation, or maintenance of the Oil and Gas Interests, including without limitation the following: (i) all rights, privileges, benefits and powers conferred upon Seller with respect to the use and occupation of the surface of, and the sub-surface depths under, the land covered by the Oil and Gas Interests that may be necessary, convenient or incidental to the possession and enjoyment of the Oil and Gas Interests; (ii) all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Interest, being a part of such pooled or unitized acreage, including all production from the pool or unit allocated to any such Oil and Gas Interest, and all interests in any wells within the unit or pool associated with such Oil and Gas Interest, regardless of whether such production comes from within or without the Oil and Gas Interests, or whether such unit or pool production comes from wells located within or without the Oil and Gas Interests; (iii) all tenements, hereditaments and appurtenances belonging or incident to the Oil and Gas Interests; (iv) all of the permits, licenses, servitudes, easements, rights-of-way, orders, surface leases or rights, farm-in agreements, farm-out agreements, operating agreements, options, leases of equipment or facilities and all other contracts, agreements and rights appurtenant or incident to the Oil and Gas Interests, or used or held for use in connection with the ownership or operation of the Oil and Gas Interests, or with the production, treatment, sale or disposal of water, hydrocarbons or associated substances therefrom; and (v) all of the real, personal and mixed property appurtenant to the Oil and Gas Interests or used or held for use in connection with the Oil and Gas Interests, including but not limited to all wells, production facilities, gathering or processing systems or pipelines and all other equipment and all other fixtures and improvements appurtenant to the Oil and Gas Interests or used or held for use in connection with the Oil and Gas Interests (the “Equipment”); and

(c) All of Seller’s title and other information relating to the Oil and Gas Interests, including without limitation lease files, maps, records, land records, division orders, production files, deeds and documents of title, all other property records, all accounting files and records, all geological, geophysical and other files, records and associated information and all other contracts, agreements and documents relating to the Oil and Gas Interests (collectively, the “Property Records”).

2. Consideration.

(a) The purchase price for the Properties shall be the sum of $700,000.00 (the “Base Purchase Price”).

(b) Buyer has delivered 10,000 shares of its $.001 par value common stock (restricted) (the “Shares”) with the execution of this Agreement, which the Parties agrees shall have an agreed value of $20,000.00 credited against the Base Purchase Price.  At Seller’s election, it may exercise a put option, granted hereby, to sell the Shares to Buyer or its assigns for the sum of $20,000.00.  This put option shall expire on the 40th day following Closing.

(c) Appropriate adjustments to the Base Purchase Price shall be made at Closing (i) to reflect the revenues received by Seller and the reasonable and prudent expenditures incurred and paid by Seller in connection with the Properties between the Effective Date and the Closing Date, (ii) for all oil, condensate or liquid hydrocarbons above the pipeline connection in storage on the Effective Date, and (iii) to reflect the proration of taxes as described in Paragraph 7.

(d) As further consideration, Buyer agrees that within 120 days of the Closing, it shall commence operations for the purpose of drilling a single well on the Leases, at a location to be determined by Buyer in its sole discretion (the “Contract Well”).  The Contract Well shall be drilled to a depth sufficient to penetrate the Buda formation or 5,500’, which ever is reached first, and, if warranted, tested, completed, and equipped (collectively, “DTCE”), at the Buyer’s expense.  In no event shall Buyer be obliged to expend more than $1,250,000.00 on DTCE.  Buyer shall reserve and upon pay-out of all DTCE expenses from production revenues from the Contract Well, deliver to Seller a 2% Working Interest in the Contract Well.

(e) With respect to any new well to be drilled on the Leases after spudding the Contract Well, Seller shall have the right to participate and purchase up to a 25% Working Interest.  Buyer shall advise Seller of its intentions to engage in drilling activities by delivering a copy of such notice or permit application, whether on TXRRC Form W-1 or otherwise, upon filing, as well as a copy of any estimates for DTCE, whether by AFE or otherwise; Seller shall advise Buyer of its intention to participate in the well and the amount of participation it seeks within ten (10) days of notice.  Any such participation by Seller shall be on a “heads up” basis, meaning that it shall pay only its proportional share of actual DTCE expenses.

3. Effective Date.  The ownership of the Properties shall be transferred from Seller to Buyer as of September 1, 2008, at 7:00 a.m. at the location of the Properties (the “Effective Date”).

4. Date and Location of Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place on or before September 1, 2008, and shall be held at the offices of Buyer, or at such other place as Buyer and Seller may agree in writing.  The date Closing actually occurs is herein called the “Closing Date”.

5. Closing Obligations.  At or before Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Buyer shall pay the Base Purchase Price, net of any credit or adjustment, to Seller in immediately available funds;

(b) Seller and  shall execute, acknowledge and deliver to Buyer (or its designee) an assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording), substantially in the form attached hereto as Exhibit B and incorporated herein by reference for all purposes, conveying to Buyer the Properties;

(c) Seller shall execute and deliver to Buyer such notices and documents evidencing the transfer of operatorship of the Properties to Buyer, including but not limited to Forms P-4;

(d) Seller shall pay, and confirm payment, of any amounts held by it in suspense for owners of royalty or working interests in the Wells.

(e) Seller and Buyer shall execute, acknowledge and deliver such other notices and instruments as may be necessary to evidence the transfer of titles hereunder effective as of the Effective Date; and

(f) Seller shall deliver to Buyer exclusive possession of the Properties.

6. Warranties in Conveyance Instruments.  All assignments, bills of sale and other conveyances of the Properties shall contain a special warranty of title (i.e., warranty by, through and under Seller or, in the instance of Oil and Gas Interests conveyed by officers or directors of Seller, such officer or director, but not otherwise).

7. Taxes.  Buyer shall pay all use, sales and other similar taxes which are imposed as a result of the transfer of the Properties, together with all documentary, filing and recording fees required in connection with the filing and recording of any conveyance instruments.  All ad valorem, property and other similar taxes applicable to the Properties will be prorated as of the Effective Date (based upon the amount of the prior year's taxes), and the Base Purchase Price shall be adjusted by the amount of such taxes attributable to the periods of time prior to, and on and after, the Effective Date.

8. Seller’s Representations.  Seller represents and warrants to Buyer that as of Closing:

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified or licensed to do business and is in good standing in the State of Texas;

(b) Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement;

(c) all of the Leases are in full force and effect;

(d) any material contracts or agreements burdening or relating to the Properties are in full force and effect and none of the parties to such contracts and agreements, including Seller, are in breach of the terms of such contracts and agreements in any material respect;

(e) Seller is not, to its knowledge, in default under or in violation of any law, order, writ, injunction, rule, regulation or decree of any governmental body, agency or court or of any commission or other administrative agency that in any way could substantially impact the consummation of the transactions contemplated by this Agreement;

(f) except as specified in the Leases, there are no obligations to engage in drilling and/or development operations in order to earn or maintain an interest in the Properties;

(g) Seller has fulfilled all requirements for filings, licenses, permits, certificates, disclosures of parties in interest and other similar matters required by law, rule, regulation or contract, and is fully qualified, to own and operate all Properties as presently owned and operated and no material violations exist or have been recorded with respect to same;

(h) there is no consent, waiver or other prior action of any third party required in connection with the consummation of the transactions contemplated by this Agreement;

(i) Seller has not burdened the Properties with any lien or encumbrance, excepting any that have been released prior to Closing;

(j) all ad valorem, property, and similar taxes and assessments based on or measured by the ownership of the Properties for all years prior to 2008 have been properly paid unless the same are not yet due and payable;

(k) neither Seller nor any officer or director of Seller has acquired or contracted to acquire any ownership interest in the Oil and Gas Properties;

(l) Seller has not received any notice or information and has no knowledge that any such action or other proceeding is pending, or to the best of Seller’s knowledge threatened, that might result in impairment or loss of title to any of the Properties or the value thereof; and

(m) Seller is an accredited investor, within the meaning SEC Regulation D, and is acquiring the Shares for investment purposes and subject to any investment restrictions necessary to ensure compliance with SEC Rule 144, as amended.

9. Buyer’s Representations.  Buyer represents and warrants to Seller that:

(a) Buyer is a corporation duly organized and validly existing, as a corporation and in good standing under the laws of the State of Nevada, and is duly qualified or licensed to do business in the State of Texas;

(b) Buyer has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement; and

(c) Buyer is not in default under or in violation of any law, order, writ, injunction, rule, regulation, or decree of any governmental body, agency, or court or of any commission or other administrative agency that in any way could substantially impact the Properties or the consummation of the transactions, this Agreement or any material agreement or obligation relating to the Properties.

10. Seller’s Closing Conditions.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) all representations and warranties of Buyer are true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

(b) Buyer shall have performed and satisfied all covenants and agreements in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to Closing;

(c) Closing occurs on or before September 1, 2008;

(d) at the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

11. Buyer’s Closing Conditions.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) all representations and warranties of Seller are true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

(b) Seller shall have performed and satisfied all covenants and agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to Closing;

(c) at the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby; and

12. Ownership of Properties.  The parties agree that, after Closing, Seller and its officer and direcors, with respect to the rights and obligations attributable to ownership of the Properties prior to the Effective Date, and Buyer, with respect to the rights and obligations attributable to ownership of the Properties from and after the Effective Date, each, respectively, shall be entitled to all of the rights incidental to such ownership, and shall be subject to the duties and obligations of such ownership attributable to the Properties and attributable to the periods of time ownership of the Properties shall have been vested in each of the parties.  Without limiting the generality of the foregoing, after Closing, Buyer shall assume all obligations to plug, abandon, decommission, remove and dispose of the Wells and equipment included as part of the Properties (the “Abandonment Obligations”).

13. Property Records.  At any time after the Closing Date, pursuant to Buyer’s reasonable instructions, Seller shall deliver to Buyer all Property Records.  Buyer shall be entitled to all original Property Records in Seller’s possession.  Sellers may make and retain, at their expense, copies of the Property Records prior to the delivery thereof to Buyer.  Buyer agrees to maintain all Property Records until the second (2nd) anniversary of the Closing Date (or such longer period of time as Seller may request for tax audit purposes).  Buyer will provide to Seller reasonable access to the Property Records for purposes of obtaining information for the preparation of tax returns, financial statements, and other legitimate business purposes of Seller.

14. Indemnification.  After Closing, (i) Buyer shall protect, defend, indemnify and hold Seller harmless from the payment of any judgments (including interest), claims, costs, expenses and liabilities, direct, contingent or otherwise (“Damages”), assessed against Seller that are attributable to the Properties and attributable to the period of time from and after the Effective Date, and (ii) Seller shall protect, defend, indemnify and hold Buyer harmless from the payment of any Damages assessed against Buyer that are attributable to the Properties and attributable to the period or time prior to the Effective Date.

15. Release.  Subject to the consummation of the transactions contemplated by this Agreement, effective as of the Effective Date, Buyer hereby releases, acquits and forever discharges Seller and its respective directors, officers, employees, partners, managers, members, agents or any persons acting on behalf of the aforementioned persons or entities (collectively referred to as the “Released Parties”) from any and all claims specifically including, but not limited to, actual damages, special damages and punitive damages and attorney’s fees or suits of whatsoever nature, whether known or unknown, and without regard to whether such liability may be direct, indirect or contingent upon the happening of some event or liability of some other person, that it has, that it has had, or that it may have, against any of the Released Parties (all such claims being collectively referred to as the “Released Claims”).  Buyer hereby represents and warrants that it has not transferred or assigned any Released Claims.

16. Further Assurances.  After Closing, Seller and Buyer shall timely execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as reasonably may be necessary or advisable to evidence and effectuate the transfer of titles hereunder (including but not limited to the execution and delivery of any instruments which may be required to effectively transfer any interests owned by Seller in any state, federal or Indian oil and gas leases), and to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant thereto.

17. Non-Competition/Non-Circumvention.  Seller and each of its officers and directors, individually, agree that for a period of 12 months from the date of their executing this Agreement none of them will contract or offer to contract, or broker any such offer or contract, to obtain any interest in the Leases or Oil and Gas Properties, including specifically any acreage not part of the Leases conveyed herein that is covered or otherwise depicted in Exhibit A, without providing Buyer with the right to first obtain such interest on substantially the same terms as offered to Seller, its agent or principal.

18. Survival.  All representations, warranties, covenants and agreements included or provided in this Agreement or any exhibit hereto shall survive Closing and shall apply to and bind the successors and assigns of the parties hereto.

19. Expenses.  Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including without limitation legal and accounting fees, costs and expenses.

20. Notices.  All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when received by the party charged with such notice and addressed as follows:

If to Seller:             ROBOCO Energy, Inc.
1219 ACR 397
Palestine, Texas  75801
Attention:  Mike Studdard

If to Buyer:            Gulf Onshore, Inc.
4310 Wiley Post Rd., Ste. 201
Addison, Texas  75001
Attention:  Jeffrey Joyce

Any party may, by written notice so delivered to the other, change the address to which delivery to such party shall thereafter be made.

21. No Brokers.  Each of the parties represents and warrants to the other that it has not made any arrangement or in any way incurred any liability for a finder’s fee or any other remuneration to a broker, finder or agent whereby the other party hereto might become liable for any such fee or other remuneration, and if any such fee or any remuneration becomes payable by any party hereto as a result of any arrangements made by the other party, the party which has made such arrangement agrees to protect, defend, indemnify and hold harmless the other party hereto to the full extent of such liability.

22. Amendments.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

23. Assignment.  Neither party may assign all or any portion of its rights or delegate all or any portion of its duties under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed.

24. Headings.  The headings of the paragraphs of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

25. Counterparts.  This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same instrument.

26. GOVERNING LAW.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ITS CONFLICTS OF LAW PRINCIPLES.

27. Entire Agreement.  This Agreement (including the exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

28. Parties in Interest.  This Agreement and all its terms, provisions, conditions, covenants and warranties shall be binding upon and shall inure to the benefit of the parties hereto, and subject to Paragraph 22, their respective successors and assigns.  Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

[signature page follows]

GULF ONSHORE, INC.

By:
Jeffrey Joyce
President

ROBOCO ENERGY, INC.

By:
Mike Studdard
Vice President

Officers and Directors (Individually, solely with respect to obligations set out in Paragraphs 1(a), 8(k), 12 and 17)

Exhibit A

OIL AND GAS INTERESTS

Leases

See Attached Exhibit A-1

Wells

Well	Working Interest
Britanni #1 well	100%
Lasiter #1 ST well	100%

A- 1

Exhibit B

NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (the “Assignment”) is from ROBOCO ENERGY, INC., a Texas corporation (“Assignor”) with offices at 112 East Oak Street, Suite 200, Palestine, Texas 75801, to GULF ONSHORE, INC., a Nevada corporation (“Assignee”) with offices at 4310 Wiley Post Rd., Ste. 201, Addison, Texas 75001, upon and subject to the following terms and conditions:

W I T N E S S E T H:

1.           Certain Definitions.  Except as otherwise provided or unless the context otherwise requires, the terms defined in this Paragraph 1 have the meanings herein assigned to them and the capitalized terms defined in this opening paragraph and subsequent paragraphs of this Assignment by inclusion in quotation marks and parentheses have the meanings so ascribed to them.

“Effective Date” means 7:00 a.m., at the location of the Properties, on September 1, 2008.

“Properties” means:

(a) All of Assignor’s rights, titles and interests in and to those oil, gas and mineral leases (the “Leases”), those wells (the “Wells”) and other rights described in Exhibit A attached hereto and incorporated herein by reference for all purposes, including without limitation assignments of operating rights and contractual rights to acquire or earn any such interests and all contingent, reversionary and carried interests relating to any of the foregoing, and all other rights therein (such properties, rights and interests of Assignor are hereinafter collectively called the “Oil and Gas Interests”);

(b) All of the rights, titles, interests and benefits incident to the use, ownership, operation, or maintenance of the Oil and Gas Interests, including without limitation the following: (i) all rights, privileges, benefits and powers conferred upon Assignor with respect to the use and occupation of the surface of, and the sub-surface depths under, the land covered by the Oil and Gas Interests, that may be necessary, convenient or incidental to the possession and enjoyment of the Oil and Gas Interests; (ii) all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Interest, being a part of such pooled or unitized acreage, including all production from the pool or unit allocated to any such Oil and Gas Interest, and all interests in any wells within the unit or pool associated with such Oil and Gas Interest, regardless of whether such production comes from within or without the Oil and Gas Interests, or whether such unit or pool production comes from wells located within or without the Oil and Gas Interests; (iii) all tenements, hereditaments and appurtenances belonging or incident to the Oil and Gas Interests; (iv) all of the permits, licenses, servitudes, easements, rights-of-way, orders, surface leases or rights, farmin agreements, farmout agreements, operating agreements, options, leases of equipment or facilities and all other contracts, agreements and rights appurtenant or incident to the Oil and Gas Interests, or used or held for use in connection with the ownership or operation of the Oil and Gas Interests, or with the production, treatment, sale or disposal of water, hydrocarbons or associated substances therefrom; and (v) all of the real, personal and mixed property appurtenant to the Oil and Gas Interests or used or held for use in connection with the Oil and Gas Interests including but not limited to all wells, production facilities, gathering or processing systems or pipelines and all other equipment and all other fixtures and improvements appurtenant to the Oil and Gas Interests or used or held for use in connection with the Oil and Gas Interests (the “Equipment”); and

(c) All of Assignor’s title and other information relating to the Oil and Gas Interests, including without limitation lease files, maps, records, land records, division orders, production files, deeds and documents of title, all other property records, all accounting files and records, all geological, geophysical and other files, records and associated information and all other contracts, agreements and documents relating to the Oil and Gas Interests (collectively, the “Property Records”).

2.           Assignment.  For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, , effective as of the Effective Date Assignor hereby transfers, grants, conveys, and assigns the Properties to Assignee.

3.           Further Assurances.  Assignor agrees to execute and deliver such other and further instruments and will do such other and further acts as in the reasonable opinion of Assignee may be necessary or desirable to carry out more effectively the intents and purposes of this Assignment.  Furthermore, in the event that, under applicable federal or state statutes or regulations or by virtue of contractual obligations, a separate assignment of any of the Properties is required to be executed by Assignor on an approved form or on a separately executed instrument, such separate assignment shall be so executed on such approved forms or on such separate assignment in sufficient counterparts to satisfy any such statutory, regulatory or contractual requirements.

4.           Substitution and Subrogation.  This Assignment is made with full substitution and subrogation of Assignee, its successors and assigns in and to all covenants and warranties heretofore given or made in respect to any of the Properties, and Assignor hereby assigns and conveys to Assignee all such covenants and warranties and all of Assignor’s rights thereunder.

5.           Warranties.  With respect to all persons who may claim by, through or under Assignor, but not otherwise, Assignor warrants that (i) Assignor is the lawful owner of the Properties, enabling Assignor to receive not less than the interests set forth in Exhibit A as net revenue interests of all hydrocarbons produced, saved and marketed from the Properties and obligating Assignor to bear costs and expenses of the operation and development of the Properties not greater than the interests set forth in Exhibit A as working interests (unless there is a corresponding increase in the net revenue interests); and (ii) the Properties are free and clear of all liens, encumbrances and defects.  Additionally, to the extent that this Assignment constitutes an assignment of personal property or fixtures, Assignor expressly disclaims and negates (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, and (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL.

6.           Successors and Assigns.  This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

7.           Purchase Agreement.  This Assignment is made expressly subject to the terms and conditions of that Purchase and Sale Agreement dated as of June 19 2008, by and between Assignor and Assignee.

TO HAVE AND TO HOLD the Properties unto Assignee, its successors and assigns forever.

ASSIGNOR:

ROBOCO ENERGY, INC.

By:
Mike Studdard, Vice President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me on this _____ day of, 2008, by Mike Studdard, Vice President of ROBOCO ENERGY, INC., a Texas corporation, on behalf of said corporation.

Notary Public

My commission expires:
Printed Name of Notary